EXHIBIT 12.1

                               FOSTER WHEELER LTD.

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED
                                   (RESTATED)

                                                                    6 months
                                                                       2002
EARNINGS:
                                                                    --------

Net loss                                                           $(184,306)
Taxes on income                                                       10,579
Total fixed charges                                                   46,811
Capitalized interest                                                    (544)
Capitalized interest amortized                                         1,110
Equity loss/(earnings) of non-consolidated
   associated companies accounted for
   by the equity method, net of dividends                              2,999
                                                                    --------

                                                                  $ (123,351)
FIXED CHARGES:

Interest expense (includes dividend on preferred
  security of $8,116)                                               $ 40,073
Capitalized interest                                                     544
Imputed interest on non-capitalized lease payment*                     6,194
                                                                   ---------

                                                                    $ 46,811

Ratio of Earnings to Fixed Charges**                                   -
                                                                  ==========

The Company's condensed consolidated balance sheets as of June 28, 2002 and December 28, 2001 and the condensed consolidated statements of earnings and comprehensive income for the three and six month periods ended June 28, 2002 and June 29, 2001, and the condensed consolidated statements of cash flows for the six month periods ended June 28, 2002 and June 29, 2001 have been revised to account for the assets, liabilities and results of operations associated with one of its postemployment benefit plans in accordance with SFAS 112, "Employers' Accounting for Postemployment Benefits".

* The percent of rent included in the calculation is a reasonable approximation of the interest factor.
** Earnings are inadequate to cover fixed charges. The coverage deficiency is $170,162.

Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.